Exhibit 99.1

FOR RELEASE TUESDAY, JULY 26, 2022

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

Iridium Announces Record Second-Quarter 2022 Results; Updates 2022 Outlook

•	Increases 2022 service revenue growth outlook to between 7% and 9%

•	Increases 2022 operational EBITDA outlook to between $410 million and $420 million

MCLEAN, Va. – July 26, 2022 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2022 and updated its full-year 2022 outlook. Net income was $4.6 million, or $0.04 per diluted share, for the second quarter of 2022, as compared to net income of $3.8 million, or $0.03 per diluted share, for the second quarter of 2021. This change in net income was primarily the result of growth in total revenue, which was broad based. Operational EBITDA (“OEBITDA”)(1) for the second quarter was up 12% to a record $105.9 million, as compared to $94.8 million for the prior-year period, representing an OEBITDA margin(1) of 61%.

Iridium reported second-quarter total revenue of $174.9 million, which consisted of $132.9 million of service revenue and $42.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 17% from the comparable period of 2021, while service revenue grew 10% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 76% of total revenue for the second quarter of 2022.

The Company ended the quarter with 1,875,000 total billable subscribers, which compares to 1,616,000 for the year-ago period and is up from 1,781,000 for the quarter ended March 31, 2022. Total billable subscribers grew 16% year-over-year driven primarily by growth in commercial IoT.

“2022 is shaping up to be a blockbuster year for Iridium, as demand for equipment and new subscriber activations drove record revenue growth in the second quarter,” said Matt Desch, CEO, Iridium. Desch continued, “We’re seeing momentum across all commercial product areas. In addition to ongoing strength in IoT and broadband, we are also seeing outstanding growth in service offerings like Iridium® Push-to-Talk and Iridium GO!®”

Commenting on Iridium’s increased guidance, Desch added, “Based upon the momentum that we continue to see from our extensive global ecosystem of business partners, we are raising our full-year outlook for service revenue growth to between 7% and 9%, and for OEBITDA to between $410 million and $420 million in 2022.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $106.4 million, up 11% from last year’s comparable period due to an increase in revenue from voice and data services, IoT and broadband.

•

Commercial voice and data revenue was $48.5 million, up 12% from the year-ago period. Commercial voice and data subscribers were up 8% from the year-ago period to 394,000. Commercial voice and data average revenue per user (“ARPU”) increased to $42 during the second quarter, compared to $40 in the prior-year period.

•

Commercial IoT data revenue was $30.6 million, up 13% from the year-ago period. Commercial IoT data subscribers grew 22% from the year-ago period to 1,323,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $7.96 in the second quarter, compared to $8.69 in last year’s comparable period. The decrease in ARPU resulted primarily from customer mix, including the effect of the growing proportion of personal communications subscribers within IoT, who typically utilize lower ARPU plans.

•

Commercial broadband revenue was $12.1 million, up 14% from $10.6 million in the year-ago period on increasing activations of Iridium Certus® broadband service. Commercial broadband ARPU was $292 during the second quarter, compared to $289 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,731,000 billable subscribers, which compares to 1,463,000 for the year-ago period and is up from 1,635,000 for the quarter ended March 31, 2022. IoT data subscribers represented 76% of billable commercial subscribers at the end of the quarter, an increase from 74% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $15.2 million in the second quarter, compared to $14.4 million in the prior-year period, primarily related to increased usage for payload services and precision timing and location services.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•

Government service revenue was $26.5 million in the second quarter compared to $25.8 million in the prior-year period, reflecting increased revenue from a contractual step up in the EMSS Contract on September 15, 2021.

•

Iridium’s government business ended the quarter with 144,000 subscribers, which compares to 153,000 for the year-ago period and was down from 146,000 for the quarter ended March 31, 2022. Government voice and data subscribers decreased 3% from the year-ago period to 62,000 as of June 30, 2022. Government IoT data subscribers decreased 8% year-over-year to 82,000 and represented 57% of total government subscribers, compared to 58% at the end of the prior-year period.

Equipment

•	Equipment revenue was $33.8 million during the second quarter, compared to $21.8 million in the prior-year’s quarter.

•	In 2022, the Company expects considerably higher equipment sales than in 2021.

Engineering & Support

•

Engineering and support revenue was $8.3 million during the second quarter, compared to $6.8 million in the prior-year quarter, primarily due to the episodic nature of contract work for the U.S. government and a rise in commercial activity.

•

The Company expects Engineering and Support revenue to be higher than in prior years for the remainder of 2022 and in coming years, resulting from a new contract awarded by the Space Development Agency to General Dynamics Mission Systems, with Iridium as a subcontractor.

Capital expenditures were $17.5 million for the second quarter, which includes $0.5 million of capitalized interest and an initial payment for the launch of up to five ground spare satellites. The Company ended the second quarter with gross debt of $1.61 billion and a cash and cash equivalents balance of $227.2 million, for a net debt balance of $1.39 billion.

During the quarter ended June 30, 2022, the Company repurchased approximately 1.0 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $35.0 million. As of June 30, 2022, $267.5 million remained available and authorized for repurchase under this program.

2022 Outlook

The Company updated its full-year 2022 outlook for total service revenue and OEBITDA and currently anticipates:

•

Total service revenue growth between 7% and 9% for full-year 2022 (previous outlook was for total service revenue growth between 5% and 7% for full-year 2022). Total service revenue for 2021 was $492.0 million.

•	Full-year 2022 OEBITDA between $410 million and $420 million (previous outlook was for full-year 2022 OEBITDA between $400 million and $410 million). OEBITDA for 2021 was $378.2 million.

•	Negligible cash taxes in 2022. Cash taxes are expected to be negligible through approximately 2024.

•

Net leverage of between 2.5 and 3.5 times OEBITDA at the end of 2023, assuming the completion of the Company’s total $600 million in authorized share repurchases. Net leverage was 3.4 times OEBITDA at December 31, 2021.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, equity income (loss) from investments, net, and share-based compensation expenses. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating the Company’s fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues, operating profit and cash flows from operating activities, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of these and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2022 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2022	2021	2022	2021
GAAP net income (loss)	$4,557	$3,833	$7,381	$(1,350)
Interest expense, net	14,780	17,630	29,357	40,399
Income tax expense (benefit)	1,242	(9,984)	3,066	(18,582)
Depreciation and amortization	75,681	75,668	151,342	151,578
Share-based compensation	9,685	7,634	18,005	12,540

Operational EBITDA	$105,945	$94,781	$209,151	$184,585

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, July 26, 2022. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, and cash taxes for 2022; net leverage and cash taxes over the longer-term; anticipated equipment sales for 2022; anticipated engineering and support service growth from a new contract; amount and timing of share repurchases, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, the development of and market for Iridium’s products and services, and Iridium’s ability to complete its share repurchase programs, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022, and the Company’s Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on July 26, 2022, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2022	2021
Revenue:
Service revenue
Commercial	$106,361	$95,571
Government	26,500	25,750

Total service revenue	132,861	121,321
Subscriber equipment	33,759	21,756
Engineering and support service	8,299	6,842

Total revenue	174,919	149,919

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	25,320	23,391
Cost of subscriber equipment sales	21,471	12,671
Research and development	2,986	2,624
Selling, general and administrative	28,662	23,970
Depreciation and amortization	75,681	75,668

Total operating expenses	154,120	138,324

Operating income	20,799	11,595

Other expense, net:
Interest expense, net	(14,780)	(17,630)
Other expense, net	(220)	(116)

Total other expense, net	(15,000)	(17,746)

Income (loss) before income taxes	5,799	(6,151)
Income tax benefit (expense)	(1,242)	9,984

Net income	$4,557	$3,833

Operational EBITDA	$105,945	$94,781

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2022	2021
Revenue:
Service revenue
Commercial	$205,970	$185,973
Government	53,000	51,500

Total service revenue	258,970	237,473
Subscriber equipment	67,503	45,709
Engineering and support service	16,665	13,272

Total revenue	343,138	296,454

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	49,418	46,598
Cost of subscriber equipment sales	41,976	25,699
Research and development	5,605	5,341
Selling, general and administrative	54,765	46,627
Depreciation and amortization	151,342	151,578

Total operating expenses	303,106	275,843

Operating income	40,032	20,611

Other expense, net:
Interest expense, net	(29,357)	(40,399)
Other expense, net	(228)	(144)

Total other expense, net	(29,585)	(40,543)

Income (loss) before income taxes	10,447	(19,932)
Income tax benefit (expense)	(3,066)	18,582

Net income (loss)	$7,381	$(1,350)

Operational EBITDA	$209,151	$184,585

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$48,482	$43,283	12%	$93,365	$84,707	10%
IoT data(2)	30,630	27,224	13%	59,071	51,978	14%
Broadband(3)	12,097	10,636	14%	23,611	20,070	18%
Hosted payload and other data service(4)	15,152	14,428	5%	29,923	29,218	2%

Total commercial service revenue	106,361	95,571	11%	205,970	185,973	11%
Government service revenue(5)	26,500	25,750	3%	53,000	51,500	3%

Total service revenue	132,861	121,321	10%	258,970	237,473	9%
Subscriber equipment	33,759	21,756	55%	67,503	45,709	48%
Engineering and support(6)
Commercial	1,386	983	41%	2,497	1,729	44%
Government	6,913	5,859	18%	14,168	11,543	23%

Total engineering and support	8,299	6,842	21%	16,665	13,272	26%

Total revenue	$174,919	$149,919	17%	$343,138	$296,454	16%

Operational EBITDA
Operational EBITDA	$105,945	$94,781	12%	$209,151	$184,585	13%

Other
Capital expenditures(7)	$17,450	$9,812		$31,018	$19,229
Net debt(8)	$1,385,678	$1,409,402
Cash, cash equivalents and marketable securities	$227,197	$219,394

Term Loan	$1,612,875	$1,628,796
Deferred financing costs	(20,866)	(22,120)

Term Loan, net	$1,592,009	$1,606,676

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,
	2022	2021	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	394	365	8%
IoT data	1,323	1,085	22%
Broadband (4)	14.1	12.6	12%

Total commercial voice and data, IoT data and Broadband service	1,731	1,463	18%
Government
Voice and data and IoT data service
Voice and data	62	64	-3%
IoT data	82	89	-8%

Total government voice and data and IoT data service	144	153	-6%

Total billable subscribers	1,875	1,616	16%

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Net Billable Subscriber Additions
Commercial
Voice and data, IoT data and Broadband service
Voice and data	16	15	7%	24	15	60%
IoT data	80	82	-2%	130	123	6%
Broadband	0.6	0.6	0%	0.9	0.9	0%

Total commercial voice and data, IoT data and Broadband service	97	98	-1%	155	139	11%
Government
Voice and data and IoT data service
Voice and data	(3)	1	-400%	(3)	2	-250%
IoT data	1	(1)	200%	—	(1)	100%

Total government voice and data and IoT data service	(2)	—	NM	(3)	1	-400%

Total net billable subscriber additions	95	98	-3%	152	140	9%

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
ARPU (2) (3)
Commercial
Voice and data	$42	$40	5%	$41	$39	5%
IoT data	$7.96	$8.69	-8%	$7.83	$8.46	-7%
Broadband	$292	$289	1%	$289	$276	5%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.